Exhibit 99.1

Press Release
For Immediate Distribution

Overland Storage Raises Financial Guidance For

Fiscal Years 2007 and 2008

Incorporates expected benefits of new OEM contracts

SAN DIEGO – Jan. 10, 2006 – Overland Storage, Inc. (NasdaqNM: OVRL) today raised financial guidance for its fiscal years ending June 30, 2007 and 2008.  Incorporated in this new guidance is the impact of two new OEM contracts: a software license agreement for REO Protection OSTM and a supply agreement for the company’s new tape automation product currently under development.

Overland now expects fiscal 2007 revenue to be in the range of $280 to $285 million, with non-GAAP earnings of $0.35 to $0.40 per diluted share.  Fiscal 2008 revenue is expected to be in the range of $320 to $330 million, with non-GAAP earnings of $0.75 to $0.85 per diluted share.  Non-GAAP earnings exclude a charge of approximately $0.13 per diluted share in each year related to the amortization of intangible assets which stem from the company’s August 2005 acquisition of Zetta Systems.  See “Non-GAAP Financial Measures” below.  GAAP earnings per diluted share are expected to be $0.22 to $0.27 in fiscal 2007 and $0.62 to $0.72 in fiscal 2008.

“Based on new OEM business, we are raising our earnings guidance for fiscal years 2007 and 2008, with expectations that results will almost double our previous non-GAAP earnings guidance for these periods.  Additionally, we have taken a further step to reduce a portion of the execution risk in our model by lowering the expected revenue contributions from our new ULTAMUS™ product over the next 18 months.  Our operations and engineering teams are working diligently to support these new customers and products, and it is critical that we make the necessary investments in fiscal 2006 to drive the business in subsequent years.  We are also pursuing a number of other OEM opportunities that could provide incremental revenue and operating profit contribution and leverage our new product investments,” said Christopher Calisi, president and chief executive officer.

The company will report earnings for its fiscal 2006 second quarter ended Dec. 31, 2005 on Jan. 26, 2006.  It will update guidance for the fiscal 2006 second half at that time.

Non-GAAP Financial Measures

A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the company’s financial statements.  Non-GAAP net income or loss is used by investors and analysts of Overland as an alternative to GAAP net income or loss when evaluating the company’s performance in comparison to other companies.

In the acquisition of Zetta Systems, the company recorded a $12.4 million intangible asset (including the gross-up effect related to deferred taxes) related to acquired technology which it will amortize to cost of goods sold over four years, the estimated life of the technology. The company began shipping the first product based on this technology in December 2005. Because GAAP requires that the intangible asset be amortized commencing immediately upon acquisition, the amortization will result in negative or weak gross profit for the product line and a depression of the company’s overall gross margin for some time.  During the product introduction ramp-up, management will evaluate the performance of this new product line excluding the amortization charge, and allocate resources based on such evaluation.  The company therefore believes that the non-GAAP results provide useful information to investors concerning Overland’s operating results, and permit a more meaningful comparison to historical financial results, which did not include these amortization charges or write-offs of in-process R&D. The non-GAAP measures used by the company may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.

About Overland Storage

Now in its 25th year, Overland Storage is a market leader and innovative provider of simply protected storage solutions – smart data protection appliances and software modules designed to work together, affordably, to ensure that information is automatically safe, readily available and always there. Overland’s award-winning data protection solutions include the ULTAMUS SERIES™ of protected primary storage appliances; the REO SERIES™ of disk-based backup and recovery appliances; and the NEO SERIES® of tape libraries. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “intends,” “estimates,” expects,” “projects,” plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include risks and uncertainties associated with the company’s acquisition of Zetta Systems, Inc., including possible integration difficulties and successful execution of the business plan related to the acquisition; possible delays in new product introductions and shipments by the company including the new ULTAMUS line and the new tape automation platform currently under development, including versions subject to the company’s new OEM contracts; possible delays in enhancements to the company’s REO line; market acceptance of the company’s new product offerings; the timing and market acceptance of new product introductions by competitors; the speed at which HP transitions from the products it currently buys from the company to its next-generation products to be purchased from another vendor; delays, unbudgeted expenses, inefficiencies and production problems that may result from the transition of manufacturing to Sanmina-SCI; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; loss of a major customer; the timing and amount of licensing royalties; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors set forth in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the company’s Form 10-K currently on file with the SEC. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, ULTAMUS SERIES, REO SERIES, NEO SERIES and PROTECTION OS are trademarks or registered trademarks of Overland Storage, Inc.

CONTACT INFORMATION:

Vernon A. LoForti, CFO

Email: vloforti@overlandstorage.com

858-571-5555

Cynthia A. Bond, Director of Corporate Communications

Email:  cbond@overlandstorage.com

858-571-5555

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